SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                         FORM 8-A

                     FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                          PURSUANT TO SECTION 12(b) OR (g) OF THE
                              SECURITIES EXCHANGE ACT OF 1934


                                 STRUCTURED PRODUCTS CORP.
                   ----------------------------------------------------
                  (Exact name of registrant as specified in its charter)

              Delaware                                         13-3692801
-----------------------------------------       -----------------------------------------
 (State of incorporation or organization)           (IRS Employer Identification No.)


        390 Greenwich Street
         New York, New York                                     10013
-----------------------------------------       -----------------------------------------
(Address of principal executive offices)                       (Zip Code)

If this form relates to the registration        If this form relates to the registration
of a class  of  securities  pursuant  to        of a class  of  securities  pursuant  to
Section 12(b) of the Exchange Act and is        Section 12(g) of the Exchange Act and is
effective     pursuant     to    General        effective     pursuant     to    General
Instruction  A.  (c),  please  check the        Instruction  A.  (d),  please  check the
following box. X                                following box.


             Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class                       Name of Each Exchange on Which
           to be so Registered                       Each Class is to be Registered
----------------------------------------             ------------------------------
2,400,000 6.375% Corporate-Backed  Trust
Securities   CorTS(R)   Callable   Trust
Certificates  with a principal amount of
$60,000,000
          (the "Certificates")                          New York Stock Exchange
----------------------------------------             ------------------------------

             Securities to be registered pursuant to Section 12(g) of the Act:

                                           None
                                        ---------

Item 1. Description of Registrant's Securities to be Registered.

        The description of the Certificates to be registered hereunder is set forth under the captions entitled: "Summary"; "Risk Factors"; "Description of the CorTS(R)"; "Certain ERISA Considerations"; and "Certain Federal Income Tax Considerations" in Registrant's Prospectus Supplement dated October 13, 2006, and "Risk Factors" and "Description of Certificates" in Registrant's Prospectus, dated September 19, 2006, which description is incorporated herein by reference.


Item 2.  Exhibits.
         --------

       1. Certificate of Incorporation of Structured Products Corp. is set forth as Exhibit 3.1 to the Registration Statement on Form S-3 and is incorporated herein by reference.

       2. By-laws,  as amended,  of Structured  Products  Corp. are set forth as
Exhibit 3.2 to the Registration Statement and are incorporated herein by reference.

       3. Form of Trust Agreement is set forth as Exhibit 4.3 to the Registration Statement and is incorporated herein by reference.

       4. The Prospectus dated September 19, 2006 which was filed with the Securities and Exchange Commission on or about September 20, 2006, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

       5. The Prospectus Supplement dated October 13, 2006 which was filed with the Securities and Exchange Commission on or about October 16, 2006, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

       99.6. Form of CorTS(R) Supplement 2006-1, dated as of September 29, 2006.





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




                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                            STRUCTURED PRODUCTS CORP.

Date: October 20, 2006




                              By: /s/ John W .Dickey
                                  ------------------
                                  Authorized Signatory